EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             AUTO DATA NETWORK INC.

         AUTO DATA NETWORK INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST; That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

                  RESOLVED, that the Certificate of Incorporation be amended by changing the article thereof numbered "FOURTH" so that, as amended, said article shall be and read as follows:

                  "FOURTH: The total number of shares of all classes of capital stock. which the corporation shall have the authority to issue is 75,000,000 shares consisting of: (1) 50,000,000 shares of Common Stock, par value $0.001 per share and (2) 25,000,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock shall be issuable in one or more series with such powers, designations, preferences, rights, qualifications. limitations or restrictions as may be determined in the board's sole discretion. with no further authorization by stockholders required for the creation and issuance thereof. When required by law and in accordance with the provisions of Section IS 1 of the General Corporation Law of the State of Delaware, the board shall have the express authority to execute, acknowledge and file a certificate of designations, preferences. rights, qualifications. limitations or restrictions of the Preferred Stock."

         SECOND: That said amendment has been consented to and authorized by the holders of a majority of die issued and outstanding stock entitled to vote by a written consent given in accordance wid\ the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer this July 18, 2002.

                                             /S/   CHRISTOPHER R. GLOVER
                                             -----------------------------------
                                             Christopher R. Glover
                                             Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09: 00 AM 08/27/2002
020541135 - 2681115